Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE TECO ENERGY, INC.

2010 EQUITY INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”), dated as of February 3, 2016 (the “Date of Grant”), is made by and between TECO Energy, Inc., a Florida corporation (the “Company”), and [______________] (the “Grantee”).  Capitalized terms not defined herein shall have the meanings given to them in the Company’s 2010 Equity Incentive Plan (the “Plan”).  Where the context permits, references to “the Company” shall include the Company and any successor to the Company.

1.Grant of Restricted Stock Units.  The Company hereby grants to the Grantee [_______] restricted stock units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.  The number of RSUs set forth in this Section 1 are referred to as the “Target RSUs” for purposes of this RSU Award Agreement. The Target RSUs, if not previously forfeited, will vest based on the achievement of the Performance Measurement determined pursuant to Schedule A hereto, or pursuant to Section 5 hereof in the event of a Change in Control.  In addition to the Target RSUs, after the end of the Performance Period (as defined on Schedule A hereto), the Grantee may receive additional RSUs based on the achievement of the Performance Measurement determined pursuant to Schedule A hereto.  These additional RSUs are referred to in this RSU Award Agreement as the “Additional Performance RSUs”, and together with the Target RSUs, are referred to as the “Performance RSUs”.  Provided, however, no Performance Shares shall vest unless the “Executive Officer Performance Goal” set forth in Schedule C has been satisfied. Upon vesting, the RSUs will be settled pursuant to Subsection 6(b) below.

2.Closing Date Pursuant to the Merger Agreement.

(a)Notwithstanding anything herein to the contrary, if the Closing Date occurs (as such term is defined in the Agreement and Plan of Merger by and among the Company, Emera Inc. and Emera US Inc., dated as of September 4, 2015, as the same may be amended from time to time (the “Merger Agreement”)) and (i) the Grantee remains in continuous service as an employee of the Company or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee (an “Affiliate”) through the Closing Date or (ii) the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason prior to the Closing Date under the circumstances described in the second sentence of Section 5 (substituting “Closing Date” for “Change in Control of the Company” or “Change in Control” in each place in which it appears therein), then the maximum number of Performance RSUs will vest on the Closing Date based on the application of the formula defined in Schedule A hereto as if the maximum Performance Reward Percentage and the TSR Bonus Multiplier is achieved.  Such RSUs will be settled in accordance with Subsection 6(a) below.

(b) Except as provided in Section 2(a), if, prior to the Closing Date, (i) the Company or any Affiliate terminates the Grantee's employment other than for Cause, as such term is defined in Subsection 4(a) or (ii) the Grantee’s employment with the Company or any Affiliate is terminated at any time prior to Closing Date due to death, a disability that would entitle the Grantee to benefits under the long-term disability benefits program of the Company for which the Grantee is eligible, as determined by the Committee, or retirement at or after any date that the Committee determines will constitute a normal retirement for purposes of this RSU Award Agreement, the Grantee’s Target RSUs will be prorated based on the number of months the Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the date of this RSU Award Agreement to the date of termination, divided by 36 (the “Subsection 2(b) Prorated Target RSUs”).  If the Closing Date occurs on or prior to December 31 of the year in which such termination of employment occurs, the maximum number of Subsection 2(b) Prorated Target RSUs will vest on the Closing Date based on the application of the formula defined in Schedule A hereto, with the Subsection 2(b) Prorated Target RSUs substituted for the Target RSUs in such formula, as if the maximum Performance Reward Percentage and the TSR Bonus Multiplier is achieved, and such RSUs will be settled in accordance with Subsection 6(a) below.  If the Closing Date does not occur on or prior to December 31 of the year in which such termination of employment occurs, then the Performance Period will end and the number of Subsection 2(b) Prorated Target RSUs that will vest pursuant to this RSU Award Agreement, if any, will be determined based on the application of the formula defined in Schedule A hereto, with the Subsection 2(b) Prorated Target RSUs substituted for the Target RSUs in such formula, and such Performance RSUs will be settled in accordance with Section 6(b) hereof.  All other outstanding Subsection 2(b) Prorated Target RSUs that do not vest pursuant to that formula will be cancelled and forfeited, and any associated accrued dividends will be forfeited and retained by the Company.

(c)In the event that the Closing Date does not occur or the Merger Agreement is terminated prior to the occurrence of the Closing Date, this Section 2 shall be null and void and have no further force and effect.

3.Certification and Vesting Date.  Except as provided in Section 2 hereof, promptly after the end of the Performance Period, the Company will calculate the number of Performance RSUs that will vest and the amount of dividends payable to the Grantee upon Settlement (as defined below) pursuant to this RSU Award Agreement and will submit its calculation regarding the Performance Measurement, the corresponding Performance Reward Percentage and the TSR Bonus Multiplier, if any, to the Committee for certification. Subject to any restrictions on distributions of shares of Common Stock (“Shares”) under the Plan, and except as otherwise provided in Section 5, the Performance RSUs, if any, will vest as of the last day of the Performance Period, or on the date of the Committee’s certification of the number of RSUs payable pursuant to this RSU Award Agreement (the “Vesting Date”), provided that in no event will the Vesting Date be more than 45 days after the end of the Performance Period.

4.Termination of Employment.

(a)Voluntary Termination or Termination with Cause. If before December 31, 2018, the Grantee terminates his or her employment with the Company or any Affiliate and Subsection 4(c) does not apply to such termination, or the Company or any Affiliate terminates the Grantee’s employment for Cause (as defined below), all of the Grantee’s Target RSUs will be cancelled as of the date of such termination and any dividends accrued with respect to the Grantee’s Target RSUs will be forfeited. The Grantee will not be entitled to any Additional Performance RSUs. For purposes of this Subsection 4(a), “Cause” means any termination effected through the Company’s Positive Discipline program (or any successor thereto). (Provided, however, if termination occurs within 36 months following a Change in

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Control (as defined in Subsection 5(i) hereof), or prior to a Change in Control under circumstances described in Section 5 hereof, then “Cause” shall be defined as provided in that Section.)

(b)Termination Other than for Cause. If the Company or any Affiliate terminates the Grantee's employment other than for Cause before December 31, 2018, the Grantee’s Target RSUs will be prorated based on the number of months the Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the date of this RSU Award Agreement to the date of termination, divided by 36 (the “Subsection 4(b) Prorated Target RSUs”). On the last business day of the year in which the termination occurred, the Performance Period will end and the number of Performance RSUs that vest pursuant to this RSU Award Agreement, if any, will be determined based on the application of the formula defined in Schedule A hereto, with the Subsection 4(b) Prorated Target RSUs substituted for the Target RSUs in such formula. Such Performance RSUs will be settled in accordance with Section 6 hereof.  All other outstanding Target RSUs that do not vest pursuant to that formula will be cancelled and forfeited, and any associated accrued dividends will be forfeited and retained by the Company.

(c)Termination Due to Death, Disability or Retirement. If the Grantee’s employment with the Company or any Affiliate is terminated at any time prior to December 31, 2018, due to death, a disability that would entitle the Grantee to benefits under the long-term disability benefits program of the Company for which the Grantee is eligible, as determined by the Committee, or retirement at or after any date that the Committee determines will constitute a normal retirement for purposes of this RSU Award Agreement, the Grantee’s Target RSUs will be prorated based on the number of months the Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the date of this RSU Award Agreement to the date of termination, divided by 36 (the “Subsection 4(c) Prorated Target RSUs”). On the last business day of the year in which the termination occurred, the Performance Period will end and the number of Performance RSUs that vest pursuant to this RSU Award Agreement, if any, will be determined based on the application of the formula defined in Schedule A hereto, with the Subsection 4(c) Prorated Target RSUs substituted for the Target RSUs in such formula. Such Performance RSUs will be settled in accordance with Section 6 hereof.  All other outstanding Target RSUs that do not vest pursuant to that formula will be cancelled and forfeited, and any associated accrued dividends will be forfeited and retained by the Company.

5.Change in Control.  If, prior to December 31, 2018, the Grantee’s employment is terminated other than by the Company for Cause or by the Grantee without Good Reason within 36 months following a Change in Control (as defined below), or prior to a Change in Control under circumstances described in the next sentence, then (i) if the Change in Control occurs after December 31, 2016, the Performance Period will end on the last day of the year prior to the year in which the Change in Control occurred and the Grantee’s RSUs will vest as determined under Schedule A hereto, or (ii) if the Change in Control occurs before December 31, 2016, then the Grantee’s Target RSUs will vest.  For purposes of this RSU Award Agreement, the Grantee’s employment shall be deemed to have been terminated following a Change in Control of the Company by the Company without Cause or by the Grantee with Good Reason, if (i) the Grantee’s employment is terminated by the Company without Cause prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and such termination was at the request or

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direction of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company, (ii) the Grantee terminates the Grantee’s employment for Good Reason prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not such a Change in Control ever occurs). If a Change in Control occurs prior to December 31, 2018, and the Grantee remains continuously employed through that date by the Company’s successor or any business entity in which such successor owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee, then the Grantee’s Target RSUs shall vest as soon as practicable after December 31, 2018.

(i)A “Change in Control” means a Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(b)the following individuals cease to constitute a majority of the number of directors then serving:  individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove

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defined) acquires 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)“Good Reason” for termination by the Grantee of the Grantee’s employment shall mean the occurrence (without the Grantee’s express written consent) after any Change in Control of the Company, or prior to a Change in Control of the Company under the circumstances described in the second sentence of Section 5 hereof (treating all references in paragraphs (a) through (h) below to a “Change in Control of the Company” as references to a “potential Change in Control of the Company”), of any one of the following acts by the Company, or failures by the Company to act:

(a)the assignment to the Grantee of any duties inconsistent (except in the nature of a promotion) with the position in the Company that the Grantee held immediately prior to the Change in Control of the Company or a substantial adverse alteration in the nature or status of the Grantee’s position or responsibilities or the conditions of the Grantee’s employment from those in effect immediately prior to the Change in Control of the Company;

(b)a reduction by the Company in the Grantee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(c)the Company’s requiring the Grantee to be based more than fifty (50) miles from the Company’s offices at which the Grantee were principally employed immediately prior to the date of the Change in Control of the Company except for required travel on the Company’s business to an extent substantially consistent with the Grantee’s present business travel obligations;

(d)the failure by the Company to pay to the Grantee any portion of the Grantee’s current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(e)the failure by the Company to continue in effect any material compensation or benefit plan in which the Grantee participate immediately prior to the Change in Control of the Company unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Grantee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Grantee’s participation relative to other participants, than existed at the time of the Change in Control;

(f)the failure by the Company to continue to provide the Grantee with benefits substantially similar to those enjoyed by the Grantee under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Grantee were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such

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benefits or deprive the Grantee of any material fringe benefit enjoyed by the Grantee at the time of the Change in Control of the Company, or the failure by the Company to provide the Grantee with the number of paid vacation days to which the Grantee are entitled on the basis of the Grantee’s years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company;

(g)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this RSU Award Agreement, as contemplated in Section 14 hereof; or

(h)any purported termination of the Grantee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 5(iii) below (and, if applicable, the requirements of Subsection 4(b) above), which purported termination shall not be effective for purposes of this RSU Award Agreement.

The Grantee’s right to terminate the Grantee’s employment pursuant to this Subsection shall not be affected by the Grantee’s incapacity due to physical or mental illness.  The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iii)A “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this RSU Award Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated.

(iv) For purposes of this Section 5, “Cause” means

(a) the willful and continued failure by the Grantee to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Grantee for Good Reason, each as defined in this Section 5 after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed the Grantee’s duties; or

(b) the willful engaging by the Grantee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Subsection, no act, or failure to act, on the Grantee’s part will be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Grantee will not be deemed to have been terminated for Cause unless and until there will have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Grantee and an opportunity for the Grantee, together with the Grantee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the

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Grantee was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

6.RSU Settlement.  Each RSU granted hereunder shall represent the right to receive:

(a) in the event vesting occurs pursuant to Section 2 of this RSU Award Agreement: (x) a lump-sum cash payment as calculated pursuant to Section 2.03(e) of the Merger Agreement and (y) an Additional Cash Service Award as defined in the Merger Agreement and calculated pursuant to Section 2.03(f) of the Merger Agreement, which Additional Cash Service Award will be settled pursuant to Section 7 of this RSU Award Agreement; or

(b) in the event vesting occurs pursuant to Section 3, 4 or 5 of this RSU Award Agreement, in the sole discretion of the Committee, either (x) one Share or (y) an amount of cash equal to the Fair Market Value of one Share, valued based on the closing price of a Share on the date immediately prior to the date of payment (as applicable, the “Settlement”).

In either case, the Settlement shall occur as soon as practicable after the applicable Vesting Date, but in no event later than 45 days after the Vesting Date with respect to vesting pursuant to Section 3, 4 or 5 of this RSU Award Agreement, or no later than as provided in the Merger Agreement with respect to vesting pursuant to Section 2 of this RSU Award Agreement.

7.Additional Cash Service Award Settlement. Provided that the Grantee remains in continuous service as an employee of the Company or any Affiliate through the applicable event listed below, the Additional Cash Service Award will vest and be settled on the earliest to occur of December 31, 2018 or any of the events listed in Subsections 4(b) and 4(c) and Section 5 of this RSU Award Agreement (each a “Additional Cash Service Award Settlement Date”). As promptly as practicable following the applicable Additional Cash Service Award Settlement Date, the Company will pay, less applicable tax withholdings, the Additional Cash Service Award, which in the case of settlement pursuant to Subsections 4(b) and 4(c) hereof, will be prorated based on the number of months the Grantee was employed (with partial months rounded up to the nearest whole month) beginning on the day after the Closing Date to the date of termination, divided by the number of months between the Closing Date and December 31, 2018.  In the case of settlement of the Additional Cash Service Award pursuant to Section 5 of this RSU Award Agreement, a Change in Control shall be deemed to have occurred (i) on the Closing Date, as such term is defined in the Merger Agreement and (ii) upon the consummation of any other Change in Control transaction under the circumstances described in Subsection 5(i) of this RSU Award Agreement.

8.Voting and Other Rights; Dividend Equivalents.

(a)The Grantee shall have no rights of a shareholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends, except as provided in Subsection 8(b) below) unless and until Shares are issued in respect thereof following the Settlement.  The Grantee shall have no rights of a shareholder with respect to an Additional Cash Service Award.

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(b) If, prior to the Settlement, the Company declares a dividend on its Shares, then, dividend equivalents in an amount equal to the dividends that would have been paid to the Grantee if one Share had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this RSU Award Agreement (“Dividend Equivalents”), will be accrued on the Grantee’s behalf on the payment date of such dividend, subject to forfeiture as set forth in the last sentence of this paragraph.   If the RSUs vest in accordance with this RSU Award Agreement, the Grantee will receive a cash payment equal to the amount of any dividends accrued prior to the Settlement, and such amount will be multiplied by the same Performance Reward Percentage and TSR Bonus Multiplier, if any, used to determine the amount of Performance RSUs that vest.  Any dividends earned pursuant to this Section will be paid in cash to the Grantee upon the Settlement or as soon as practicable thereafter. Any dividends accrued with respect to the RSUs will be forfeited if the related RSUs are forfeited.

9.RSU Award Agreement Subject to Plan.  This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.  In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

10.No Rights to Continuation of Employment.  Nothing in the Plan or this RSU Award Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Grantee’s employment any time for any reason whatsoever, with or without cause.

11.Tax Withholding.  The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from the cash or Shares otherwise issuable hereunder or other compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the Settlement of any RSU or Additional Cash Service Award or payment of Dividend Equivalents.

12.Section 409A Compliance.  The intent of the parties is that payments and benefits under this RSU Award Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months

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following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death).The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

13.Governing Law.  This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Florida.

14.RSU Award Agreement Binding on Successors.  The terms of this RSU Award Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

15.No Assignment.  Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Grantee.

16.Necessary Acts.  The Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

17.Severability.  Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement.  Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

18.Entire RSU Award Agreement.  This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

19.Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

20.Counterparts; Electronic Signature.  This RSU Award Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.  The Grantee’s electronic signature

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of this RSU Award Agreement shall have the same validity and effect as a signature affixed by the Grantee’s hand.

21.Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

TECO ENERGY, INC.

By:	______________________

Phil L. Barringer

Chief Human Resources Officer

_________________________
Grantee

[Signature Page to Performance-Based RSU Award Agreement]

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SCHEDULE A – PERFORMANCE MEASUREMENT

Upon the Vesting Date (as defined in Section 3 hereof), or any vesting pursuant to Section 2 hereof, the number of Performance RSUs, if any, that will vest, will be determined in accordance with the formula described below.  Any RSUs that do not vest in accordance with this RSU Award Agreement will be forfeited and returned to the Company as of the Vesting Date.

(a)The Performance Reward Percentage (as defined below) multiplied by the Target RSUs;

Plus

(b)If the TSR Bonus Multiplier (as defined below) is achieved, the product of (a) above multiplied by one-third.

The “Performance Reward Percentage” is the percentage shown in column B corresponding to the Performance Measurement in column A in the table below.  The Performance Reward Percentage will be interpolated in proportion to the corresponding placement in column A.

A Performance Measurement	B Performance Reward Percentage
Cumulative EPS of less than $______	0%
Cumulative EPS of $______	50%
Cumulative EPS of $______	100%
Cumulative EPS of $______ or more	150%

The “Performance Period” is the period beginning January 1, 2016 and ending on December 31, 2018, unless terminated earlier pursuant to Section 4 hereof, in which case the Performance Period will end on the last business day of the year in which employment was terminated, or if terminated earlier pursuant to Section 5 hereof, in which case the Performance Period will end on the last day of the year prior to the Change in Control.

The “Performance Measurement” is a measurement at the end of the Performance Period of the Company’s cumulative earnings per share calculated by adding the Company’s earnings per share for each year in the Performance Period (“Cumulative EPS”).  Cumulative EPS shall be calculated to three decimal places and the Company’s earnings per share for any year shall be the Company’s earnings on a per share basis, which may be adjusted at the discretion of the Committee to exclude the effect of any of the following events that impact such calculation: (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that the exclusion of the impact of the foregoing specified events from the calculation shall only be made

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to the extent permitted by Section 162(m) of the Internal Revenue Code.  If the Performance Period is terminated prior to December 31, 2018 pursuant to Section 4 or 5 hereof, the Performance Measurement and Performance Reward Percentage shall be determined as shown on Schedule B hereto.

The “TSR Bonus Multiplier” is achieved if the Company’s Total Shareholder Return is in the top 25 percent of the companies in the Dow Jones conventional electricity group and multiutility group or the successors to those two groups as may be determined by the Committee (the “Peer Group”).  “Total Shareholder Return” is the amount obtained by dividing (1) the sum of (a) the amount of dividends with respect to the Performance Period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the Performance Period, by (2) the closing share price at the beginning of the Performance Period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination.  The share price will be equitably adjusted for stock splits and other similar corporate actions affecting the stock.  If the Company’s Total Shareholder Return is not in the top 25 percent of the Peer Group, then the TSR Bonus Multiplier has not been achieved and it shall be omitted from the formula set forth above.

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SCHEDULE B – PRORATED PERFORMANCE MEASUREMENT

1.  The following table shall replace the table provided in Schedule A hereto for calculating the Performance Reward Percentage with respect to a Performance Period that ends on December 31, 2016 pursuant to Section 4 or 5 of this RSU Award Agreement:

A Performance Measurement	B Performance Reward Percentage
Cumulative EPS of less than $______	0%
Cumulative EPS of $______	50%
Cumulative EPS of $______	100%
Cumulative EPS of $______ or more	150%

2.  The following table shall replace the table provided in Schedule A hereto for calculating the Performance Reward Percentage with respect to a Performance Period that ends on December 31, 2017 pursuant to Section 4 or 5 of this RSU Award Agreement:

A Performance Measurement	B Performance Reward Percentage
Cumulative EPS of less than $______	0%
Cumulative EPS of $______	50%
Cumulative EPS of $______	100%
Cumulative EPS of $______ or more	150%

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SCHEDULE C – EXECUTIVE OFFICER PERFORMANCE GOAL

The “Executive Officer Performance Period” is the period beginning January 1, 2016 and ending on December 31, 2018, unless one of the events specified in Subsections 4(b), 4(c) or Section 5 (an “Early Termination Event”) occurs, in which case the Executive Officer Performance Period will end on the last day of the quarter following the Early Termination Event, unless the Early Termination Event occurs on a date that would cause the Executive Officer Performance Period to be shorter than four times as long as the period between the beginning of the Performance Period and the date of this Agreement, then the Executive Officer Performance Period will end on the last day of the quarter after that period of time has elapsed.

The “Executive Officer Performance Goal” for the Performance Period is earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least $______, which shall be adjusted to exclude the effect of any of the following events that impact EBITDA: (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; or (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that the exclusion of the impact of the foregoing specified events from the calculation of the Executive Officer Performance Goal shall only be made to the extent permitted by Section 162(m) of the Code.  If the Executive Officer Performance Period ends prior to December 31, 2018 due to the occurrence of an Early Termination Event, the Executive Officer Performance Goal shall be prorated for the number of quarters that elapsed, beginning on January 1, 2016 and ending on the last day of the quarter following the Early Termination Event.

If the Compensation Committee’s certification of achievement of the Executive Officer Performance Goal is required under Section 162(m) of the Internal Revenue Code, promptly after the end of the Executive Officer Performance Period, the Company will submit its calculation regarding the Executive Officer Performance Goal to the Compensation Committee for certification, and the Performance RSUs shall vest pursuant to the terms of this Agreement.

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